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                                                                     Exhibit 11


                             ALBERTO-CULVER COMPANY
                      Computation of Net Earnings Per Share
                  Years Ended September 30, 1997, 1996 and 1995
                (Amounts in thousands, except per share amounts)
                                                                           1997            1996          1995
PRIMARY:
Net earnings                                                             $85,417          62,744        52,651
                                                                         =======          ======        ======
Weighted average shares outstanding                                       55,967          55,572        55,430
Add:
    Net additional shares from the assumed exercise of
    stock options                                                          1,235             854           268
                                                                           -----             ---           ---

      Weighted average shares outstanding including common
      stock equivalents                                                   57,202          56,426        55,698
                                                                          ======          ======        ======

Net earnings per share                                                    $ 1.49            1.11           .95
                                                                          ======            ====            ==

FULLY-DILUTED:
Net earnings                                                             $85,417          62,744        52,651
    Add:
    Interest expense on convertible subordinated debentures,
      net of tax benefit                                                   3,636           3,635           783
                                                                           -----           -----           ---
      Adjusted net earnings                                              $89,053          66,379        53,434
                                                                         =======          ======        ======

Weighted average shares outstanding                                       55,967          55,572        55,430
Add:
    Net additional shares from the assumed exercise
      of stock options                                                     1,492           1,026           368




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    Weighted average shares from the assumed conversion
      of the subordinated debentures                                       6,178           6,178         1,354
                                                                           -----           -----         -----

Weighted average shares outstanding including common
      stock equivalents                                                   63,637          62,776        57,152
                                                                          ======          ======        ======


Net earnings per share                                                    $ 1.41            1.06           .94
                                                                          ======            ====           ===
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                                                     - 277 -


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